STATEMENT TO NOTEHOLDERS

Household Home Equity Loan Trust 2002-3

Distribution Number	8
Beginning Date of Accrual Period	20-Mar-03
End Date of Accrual Period	20-Apr-03
Payment Date	21-Apr-03
Previous Payment Date	20-Mar-03

Funds Reconciliation
Available Funds for Payment (including Skip-A-Pay Advances/Reimbursements, less Premium Amount)
Principal Collections	32,870,309.73
Interest Collections (net of Servicing Fee)	6,661,678.41
Servicing Fee	352,781.69
Skip-A-Pay Advances	0.00
Skip-A-Pay Reimbursement Amount	0.00
Insured Amounts, if any	0.00

Payments	39,759,298.83
Interest Paid to Notes	1,210,846.57
Principal Paid to Notes	38,195,670.57
Servicing Fee	352,781.69
Ownership Interest	-

Balance Reconciliation

Beginning Pool Amount	846,676,059.72
Principal Collections (including repurchases)	32,870,309.73
Charge off Amount	(130,064.00)
Ending Pool Amount	813,675,685.99

Collateral Performance
Cash Yield (% of beginning balance)	9.94%
Charge off Amount (% of beginning balance)	0.18%
Net Yield	9.76%
Cumulative Realized Losses	137,475.6200
Cumulative Loss Percentage	0.01%

Delinquent Home Equity Loans
30-59 days principal balance of Home Equity Loans	9,652,058.15
30-59 days number of Home Equity Loans	93
60-89 days principal balance of Home Equity Loans	1,722,069.07
60-89 days number of Home Equity Loans	18
90+ days principal balance of Home Equity Loans	4,385,409.28
90+ days number of Home Equity Loans	45
90+ days Delinquency Percentage	0.54%
90+ days Rolling Average	0.42%

Loan Detail
Number Purchased pursuant to 2.02, 2.04 and 3.01	-
Principal Balance Purchased pursuant to 2.02, 2.04 and 3.01	-
Substitution Adjustment Amounts	-
Number of Home Equity Loans outstanding (Beginning of Collection Period)	8,179
Number of Home Equity Loans outstanding (Ending of Collection Period)	7,901
Number of Home Equity Loans that went into REO	1
Principal Balance of Home Equity Loans that went into REO	258,769.62

Overcollateralization
Begin Overcollateralization Amount	60,978,932.91
Overcollateralization Release Amount	0.00
Distributable Excess Cash	5,325,360.84
End Overcollateralization Amount	66,174,229.75

Target Overcollateralization Amount	97,496,996.67
Interim Overcollateraliztion Amount	60,848,868.91
Interim Overcollateralization Deficiency	36,648,127.76

Excess Cashflow	5,325,360.84

Other
Stepdown	No
Trigger Event	No
Event of Default	No
Master Servicer Termination Event	No
Total Note Balance as Percent of Total Original Note Balance	76.47%

Note Principal Amount Statement
A. Information on Distributions
1. Total Distribution per $1,000	40.314810
2. Principal Distribution per $1,000	39.076054
3. Interest Distribution per $1,000	1.238756

B. Calculation of Interest Due & Paid
1. 1 month LIBOR	1.28375%
2. Formula Rate (1-mo. Libor plus 45 bps)	1.73375%
3. Available Funds Cap	8.74313%
4. Note Rate	1.73375%
5. Days in Accrual Period	32

6. Current Interest, Interest Carry Forward Amount, and Supplemental Interest Amount Due
7. Current Interest and Interest Carrforward Amount paid	1,210,846.57
8. Supplemental Interest Amount paid	0.00

9. Unpaid Interest Carry Forward Amount	0.00
10. Unpaid Supplemental Interest Amount	0.00

C. Calculation of Note Principal Amount
1. Principal Note Amount, prior to payments	785,697,126.81
2. Principal Payment Amount paid	32,870,309.73
3. Distributable Excess Cashflow paid	5,325,360.84
4. Note Principal Amount, after payments	747,501,456.24

5. Note Principal Amount as a % of the Original Note Principal Amount, after payments
6. Note Principal Amount as a % of the Pool Balance, after payments	0.9186725